Exhibit 99.1

HAMPSHIRE REPORTS
FOURTH QUARTER 2013 RESULTS

New York, NY, March 31, 2014 -- Hampshire Group, Limited (OTC Markets: HAMP) today announced its results for the fourth quarter ended December 31, 2013.

For the quarter ended December 31, 2013, the Company reported net sales of $35.0 million and a loss from continuing operations of $8.9 million or $1.05 per share, as compared to net sales of $40.2 million and a loss from continuing operations of $0.6 million, or $0.08 per share, for the same period of 2012. The 2013 loss included non-cash writedowns of $8.4 million. The decrease in quarterly net sales resulted from the expiration of several licensing agreements at the end of 2012. Increased sales in our remaining Men's Brands division partially offset a decrease in net sales in our Rio Garment division

Gross profit for the quarter ended December 31, 2013 was $5.8 million, or 16.6% of net sales, compared to $8.3 million, or 20.6% of net sales, in the same period of 2012. The decrease in gross profit was primarily due to a writedown of accumulated obsolete inventory at Rio Garment and the impact of lower volume. Gross profit margin from ongoing operations showed year-over-year improvement consistent with corporate expectations.

Selling, general and administrative (“SG&A”) expenses, excluding non-cash writedowns of $7.6 million, for the quarter ended December 31, 2013 declined from $7.8 million (19.3% of net sales) in 2012, to $7.4 million (21.1% of net sales). The increase in SG&A expenses as a percentage of sales stemmed from negative operating leverage on declining sales. The nominal decline in SG&A expenses reflects initiatives taken during 2013 to eliminate overhead, reduce fixed costs, and shift where possible to variable expenses tied to sales. These cost controls are geared toward producing a smaller infrastructure commensurate with current sales. Our fourth quarter expenses include unanticipated manufacturing and shipping expenses associated with Rio Garment, where higher than expected costs are expected to continue into the first quarter of 2014 but not into the second quarter of 2014.

We incurred several one-time charges during the fourth quarter, including the previously mentioned inventory writedown, as well as two significant non-cash charges associated with our New York headquarters lease ($5.5 million) and goodwill associated with the 2011 acquisition of Rio Garment ($2.1 million). None of these charges affected our fourth quarter cash flow.

For the quarter ended December 31, 2013, the Company’s adjusted earnings before interest, taxes, depreciation and amortization, referred to as adjusted EBITDA, was $0.6 million compared to $1.8 million for the same period of 2012. (See the Non-GAAP Reconciliation table in the Selected Unaudited Financial Data section of this press release).

The Company concluded the quarter ended December 31, 2013 with $1.4 million in cash and cash equivalents as compared to $12.5 million as of December 31, 2012. The decline in cash was primarily the result of annual operating losses and an increase in accounts receivables. Working capital (excluding discontinued operations) declined to $21.2 million at the conclusion of the quarter ended December 31, 2013 as compared to working capital of $22.8 million as of December 31, 2012.

“While the fourth quarter and full year 2013 results were disappointing, several one-time expenses during the quarter and year, as well as losses from discontinued operations, mask underlying progress in gross profit margins and expense reduction," said Paul Buxbaum, CEO of Hampshire Group.

''We've accounted for several historic obligations more accurately with these accounting charges, and we produced with the fourth quarter figures our first significant quarterly improvement in cost reductions. Buxbaum added, “We expect a continued difficult 2014 sales environment; however, we expect to see operating improvement in 2014. We expect an increase in gross profit margin in men’s brands stemming from new sourcing arrangements. We expect to recapture lost gross profit margin at Rio, and should see sustained gross profit margin growth throughout 2015. More than half of our expected gross profit margin gains from new sourcing should occur in 2014 with the balance in 2015. We will not realize the full annual benefit of James Campbell’s revenues until 2015. James Campbell’s annual revenues are projected to total approximately $8 million in 2015 with gross profit margin generation higher than our core license or manufacturing businesses.”

The Company will not be filing its Annual Report on Form 10-K for the year ended December 31, 2013 within the prescribed time period because the Company is engaged with the lender of its credit facility in the finalization of an amendment of certain terms, including an adjustment to the minimum consolidated EBITDA financial covenant. The Company believes that this information should be included in the Form 10-K in order to accurately represent the Company’s liquidity and capital resources, and requires additional time to complete the amendment process and to revise the Form 10-K to reflect this event. The Company intends to file the Form 10-K on or prior to April 15, 2014.

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiaries, Hampshire Brands, Inc. and Rio Garment S.A. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: A prolonged period of depressed consumer spending; use of foreign suppliers for raw materials and manufacture of our products including a manufacturing facility based in Honduras; lack of an established public trading market for our common stock; decreases in business from or the loss of any one of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss of or inability to renew certain licenses; change in consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers; failure of our manufacturers to use acceptable ethical business practices; failure to deliver quality products in a timely manner; problems with our distribution system and our ability to deliver products; labor disruptions at ports, our suppliers, manufacturers or distribution facilities; failure, inadequacy, interruption or security lapse of our information technology; failure to compete successfully in a highly competitive and fragmented industry; challenges integrating any business we have acquired or may acquire; potential impairment of acquired intangible assets; unanticipated expenses beyond the amount reserved on our balance sheet or unanticipated cash payments related to the ultimate resolution of income and other possible tax liabilities; significant adverse changes to international trade regulations; loss of certain key personnel which could negatively impact our ability to manage our business; risks related to the global economic, political and social conditions; fluctuation in the price of raw materials adversely affecting our results of operations; energy and fuel costs are subject to adverse fluctuations and volatility; potential restrictions in our ability to borrow under our revolving credit facility; and our ability to borrow under or repay our credit facility.

CONTACTS

Investors:

Benjamin C. Yogel

Lead Director, Hampshire Group

byogel@mrccapital.com

(212) 561-1255

Hampshire Group, Limited

Selected Financial Data (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2013	2012	2013	2012
Net sales	$34,979	$40,188	$105,054	$114,914
Cost of goods sold	29,163	31,921	85,134	91,746
Gross profit	5,816	8,267	19,920	23,168
Selling, general and administrative expenses	7,381	7,772	31,922	31,056
Lease litigation settlement	—	—	(6,113)	—
Loss on lease obligation	4,894	—	5,414	—
Impairment of goodwill	2,099	—	2,099	—
Impairment of long-lived assets, other than goodwill	612	—	612	—
(Loss) income from operations	(9,170)	495	(14,014)	(7,888)
Other income (expense):
Interest income	—	—	1	2
Interest expense	(474)	(202)	(792)	(532)
Other, net	49	16	229	184
(Loss) income from continuing operations before income taxes	(9,595)	309	(14,576)	(8,234)
Income tax (benefit) provision	(719)	939	(1,744)	1,041
Loss from continuing operations	(8,876)	(630)	(12,832)	(9,275)
Loss from discontinued operations, net of taxes	(999)	(867)	(3,208)	(2,464)
Net loss	$(9,875)	$(1,497)	$(16,040)	$(11,739)

Basic loss per share:
Loss from continuing operations	$(1.05)	$(0.08)	$(1.65)	$(1.27)
Loss from discontinued operations, net of taxes	(0.12)	(0.12)	(0.41)	(0.34)
Net loss	$(1.17)	$(0.20)	$(2.06)	$(1.61)

Diluted loss per share:
Loss from continuing operations	$(1.05)	$(0.08)	$(1.65)	$(1.27)
Loss from discontinued operations, net of taxes	(0.12)	(0.12)	(0.41)	(0.34)
Net loss	$(1.17)	$(0.20)	$(2.06)	$(1.61)

Weighted-average number of common shares outstanding:
Basic	8,452	7,518	7,793	7,271
Diluted	8,452	7,518	7,793	7,271

NON-GAAP RECONCILIATION (UNAUDITED):
Net loss	$(9,875)	$(1,497)	$(16,040)	$(11,739)
Interest expense, net	474	202	791	530
Income tax (benefit) provision	(719)	939	(1,744)	1,041
Depreciation and amortization	901	931	3,660	3,750
EBITDA	(9,219)	575	(13,333)	(6,418)
Restructuring costs	129	211	1,486	644
Stock-based compensation	351	183	444	750
Lease litigation settlement	—	—	(6,113)	—
Loss on lease obligation	4,894	—	5,414	—
Impairment of goodwill	2,099	—	2,099	—
Impairment of long-lived assets, other than goodwill	612	—	612	—
Loss from discontinued operations, net of taxes	999	867	3,208	2,464
Obsolete inventory write-downs at Rio	779	—	779	—
Adjusted EBITDA	$644	$1,836	$(5,404)	$(2,560)

The Company believes that supplementing its financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (the “SEC”), provides a more comprehensive understanding of the Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to GAAP financial measures, but instead should be read in conjunction with the GAAP financial measures. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and its other SEC filings, which advise interested parties of certain factors that affect the Company’s business.

SELECTED BALANCE SHEET DATA (Unaudited):

	As of December 31,
(excluding discontinued operations)	2013	2012
Cash and cash equivalents	$1,385	$12,500
Accounts receivable, net	15,458	8,124
Inventories, net	18,607	20,174
Borrowings under credit facility	9 187	—
Working capital	21,276	22,761